EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

THIRD QUARTER 2009 FINANCIAL RESULTS

Highlights Include:

•                  Receipt of GRAS (Generally Recognized As Safe) designation allowing commercialization of Sucrose Enhancer S6973, which enables up to 50% reduction of sugar while retaining the full sweet taste of numerous products

•                  Timeline announced for Firmenich’s commercial evaluation of S6973

•                  Ajinomoto has begun initial commercial introduction of products that contain a Senomyx flavor ingredient

SAN DIEGO, CA — November 5, 2009 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the third quarter ended September 30, 2009.  Revenues were $4.2 million for the third quarter of 2009, compared to $4.0 million for the third quarter of 2008, an increase of 3%.  As of September 30, 2009, the Company had cash, cash equivalents, and short term investments of approximately $33 million.  Subsequent to the quarter end Senomyx achieved a major goal with the receipt of a Generally Recognized As Safe (GRAS) regulatory designation for S6973, an enhancer of sucrose (table sugar) that has demonstrated the ability to reduce up to 50% of the sugar in diverse products while maintaining the taste of natural sugar.  The GRAS status allows S6973 to be incorporated into specified products in the U.S. and in numerous other countries.

“The receipt of a GRAS designation for S6973 is a landmark event for Senomyx,” stated Kent Snyder, Chief Executive Officer of the Company.  “We believe it is a confirmation of Senomyx’s discovery, development, and regulatory capabilities that S6973 was awarded GRAS status for all of the uses and use levels requested.  We are especially pleased to have completed development activities with S6973 and to be granted the GRAS designation for a large number of products earlier than originally anticipated.”

Senomyx had stated previously that its goal was to obtain a GRAS determination for S6973 by the end of the first quarter of 2010.  As a result of extended efforts by the Company’s scientific and regulatory team, Senomyx was able to submit an application for the use of S6973 in a large number of product categories and receive the GRAS status almost two quarters ahead of the expected timeframe.  The GRAS designation allows usage of S6973 in baked goods, cereals, gum, condiments and relishes, confectioneries and frostings, frozen dairy offerings, fruit ices, gelatins and puddings, hard and soft candy, jams and jellies, milk products, and sauces.

In August 2009 Senomyx and Firmenich SA, the world’s largest privately-owned fragrance and flavor company, announced that the two companies entered into a collaborative research, development, commercialization and license agreement related to Senomyx’s Sweet Enhancers, which are novel flavor ingredients intended to enhance the taste of sucrose, fructose, and Rebaudioside (stevia).  The agreement provides that during the collaborative period Firmenich will have exclusive rights to commercialize selected Senomyx Sweet Enhancers worldwide in virtually all food product categories not currently licensed to other companies.  In return, Firmenich agreed to pay to Senomyx shared funding of ongoing research, license fees, and royalties on sales of Senomyx’s Sweet Enhancers developed under the collaboration.  Senomyx received an initial license fee payment of $10 million from Firmenich following execution of the agreement.

As previously announced, a second $10 million license fee is payable to Senomyx following Firmenich’s decision to commercialize a Senomyx Sweet Enhancer that has received regulatory approval.  The companies have agreed that Firmenich will conclude its evaluation and make a determination in February 2010 regarding whether it will select S6973 for commercial development.  Based on its encouraging evaluation thus far, Firmenich will pay to Senomyx in November 2009 a non-refundable $2 million payment as part of the second license fee.  The remaining $8 million portion of the second license fee will be due to Senomyx upon Firmenich’s decision to proceed with commercial development of S6973.  If Firmenich does not proceed with S6973, the remaining $8 million will be due at the time Firmenich decides to proceed with commercial development of any other Sweet Enhancer covered under the agreement that receives regulatory approval.

“The global sucrose market has in excess of $50 billion in annual purchases, with a large range of products that utilize sucrose,” noted John Poyhonen, Senomyx’s President and Chief Operating Officer.  “We believe the numerous products for which S6973 has been granted GRAS status are a valuable segment of this market and represent a large commercial opportunity for our novel sucrose enhancer.  S6973 is intended to allow food and beverage companies to offer appealing lower-calorie products that may have a nutritional benefit for their customers, and in some product categories it may also provide a cost of goods benefit.

“In order to address other types of products that use sugar, Senomyx is evaluating S6973 for potential future GRAS determination in additional categories,” Poyhonen said.  “As discussed previously, we are also continuing to assess several promising new sucrose enhancers with desirable physical properties that may be advantageous for an even wider variety of applications, including a range of beverages.”

Senomyx is also pleased to report that Ajinomoto Co., Inc., a leading global manufacturer of food and culinary products, has begun the initial commercial introduction of products that contain a Senomyx flavor ingredient.  The first product marketed is an ingredient mix being introduced in China.  Senomyx anticipates that Ajinomoto’s commercial activities will expand to additional offerings and countries over time.

Senomyx is also continuing to make progress with other aspects of the Company’s flavor programs and to increase the number of granted patents in its intellectual property portfolio.  As of September 30, 2009, Senomyx is the owner or exclusive licensee of 176 issued patents and 427 pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.

Program Updates:

•      Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Nestlé is currently marketing several new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America.  In addition, Nestlé has been conducting product development and consumer testing with both new and reformulated established products in larger countries that are high-volume users of MSG.  Senomyx anticipates that Nestlé will initiate commercialization of established products containing the savory flavor ingredients in the current and new geographic areas on an ongoing basis.

•      Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  In addition to the recent receipt of a GRAS (Generally Recognized As Safe) regulatory designation for the Company’s

S6973 sucrose enhancer, Senomyx is continuing evaluation of a number of complementary sucrose enhancers with other attributes that may be advantageous for a variety of products.

In November 2008, Senomyx was granted a GRAS designation for S2383, a novel enhancer of the high-intensity sweetener sucralose.  S2383 enables up to a 75% reduction of sucralose in product prototypes without compromising the sweet intensity or producing off-tastes.  In addition, use of S2383 may result in an improved taste compared to sucralose alone when incorporated into a flavor system.  Also in November 2008, Senomyx and Firmenich entered into a collaboration under which Firmenich has exclusive rights to commercialize S2383 on a worldwide basis in virtually all product categories.   Firmenich is conducting pre-commercialization activities for S2383, including responding to project proposals from key customers.

Activities are ongoing to identify enhancers of fructose, a key sugar component of high fructose corn syrup, which is used widely by the beverage industry.  Senomyx has discovered potential fructose enhancers that demonstrated activity in the Company’s proprietary sweet receptor screening assays.  Company scientists are now continuing evaluation of the most promising potential enhancers and conducting confirmatory testing.

Senomyx has also commenced activities to discover enhancers of Rebaudioside-A (also known as Reb-A or rebiana), a natural sweetener derived from the stevia plant that is often associated with off-tastes and a lingering aftertaste.  A Reb-A enhancer could potentially allow the usage of lower quantities of Reb-A, maintaining the desired sweetness while reducing unwanted tastes.  Initial screening of the corporate sample library has identified potential enhancers of Reb-A that are active in the assays.

•      Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Senomyx has completed successful initial safety studies and development activities with two bitter blockers.  The Company and one of its partners are currently evaluating these and additional bitter blockers for potential further development.

Senomyx is also working with Solae on the discovery and development of bitter blockers that modulate and control bitterness in certain soy-based products.  Senomyx bitter blockers have demonstrated a taste proof-of-concept with several representative soy samples from Solae, as well as soy-based product prototypes.  Optimization of the bitter blockers and additional taste tests are ongoing.

•      Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx is continuing to evaluate enhancers of sodium chloride (table salt) that have demonstrated activity in proprietary screening assays based on SNMX-29, the protein Senomyx believes is a receptor involved with human salt taste perception.  In addition, the Company is using various chemistry and biology approaches to explore the role of SNMX-29 and other proteins that may participate in the perception of salt taste, with the objective of identifying a taste proof-of-concept.

•      Cool Flavor Program:  The goal of the Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has discovered cool flavor enhancers that provided a taste proof-of-concept.  Many promising cool flavor enhancers have been identified and the Company is conducting further taste tests to determine which of these will be selected for optimization.

Financial Review:

Revenues were $4.2 million for the third quarter of 2009, compared to $4.0 million for the third quarter of 2008.  The increase in quarterly revenue was primarily due to the recognition of revenue related to the Company’s July 2009 agreement with Firmenich, partially offset by a reduction in milestone revenue.  Revenues were $10.6 million for the nine months ended September 30, 2009, compared to $13.7 million for the nine months ended September 30, 2008.  The higher nine month revenue in 2008 was primarily due to an $8.0 million upfront payment associated with the expansion of Senomyx’s collaboration with Ajinomoto in August 2007.  The upfront payment was recognized as revenue ratably over the nine month period from August 2007 through April 2008, with $3.6 million recognized as revenue through the third quarter of 2008 and none recognized as revenue through the third quarter of 2009. This decrease from 2008 to 2009 was partially offset by higher revenue in 2009 related to the Company’s July 2009 Sweet Enhancer collaboration with Firmenich.

Research and development expenses, including non-cash stock-based compensation expense, were $7.0 million for the third quarter of 2009, compared to $7.7 million for the third quarter of 2008, a decrease of 9%.  This decrease was primarily due to lower patent legal expenses associated with timing of patent prosecution of the Company’s intellectual property portfolio.  Also contributing to this decrease were lower expenditures for research supplies, partially offset by increased personnel expenses.  Research and development expenses, including non-cash stock-based compensation expense, were $22.4 million for the nine months ended September 30, 2009, compared to $23.9 million for the nine months ended September 30, 2008, a decrease of 6%.  This decrease was primarily due to lower patent legal expenses associated with timing of patent prosecution of the Company’s intellectual property portfolio.  Also contributing to this decrease were lower non-cash stock-based compensation expenses and lower expenditures for research supplies, partially offset by higher expenses attributable to activities in support of product candidate regulatory filings.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.5 million for the third quarter of 2009, compared to $3.1 million for the third quarter of 2008, an increase of 13%.  The increase was primarily due to higher personnel expenses. General and administrative expenses, including non-cash stock-based compensation expense, were $10.0 million for the nine months ended September 30, 2009, compared to $9.8 million for the nine months ended September 30, 2008, an increase of 2%.  The increase was primarily due to higher personnel expenses.

The net loss for the third quarter of 2009 was $0.20 per share, compared to a net loss of $0.21 per share for the third quarter of 2008.  The net loss for the nine months ended September 30, 2009 was $0.70 per share, compared to $0.62 per share for the nine months ended September 30, 2008.

2009 Outlook:

“As a result of the $12 million in license fee payments from Firmenich associated with our Sweet Enhancer collaboration, we are on track to end the year with more cash than anticipated at the beginning of the year,” said Tony Rogers, Vice President and Chief Financial Officer.  “Also contributing to this favorable trend in cash utilization is our tracking toward lower than anticipated expenses.  We are therefore revising our guidance for 2009.  For the full year, we expect our cash used in operating activities to be less than $12 million, compared to our previous guidance of $14 million to $16 million, and we expect our expenses to range between $42 million and $43 million, compared to our previous guidance of $46 million to $49 million.

“With respect to our outlook for revenue, while we have received more cash from collaborators than anticipated, we are tracking toward $15 million to $16 million in recognized revenue and we are revising our guidance accordingly.  Regarding the $12 million license fee payments from Firmenich, in accordance with our GAAP revenue recognition policy, approximately $2.3 million will be recognized as revenue in 2009.  The remaining $9.7 million will be included on our year-end balance sheet as deferred revenue and recognized as revenue in future quarters.”

“Finally, resulting from these revisions, we are narrowing our range for net loss to be between $26 million and $27 million or $0.84 to $0.87 per share.”

For the full year 2009, Senomyx now expects:

•      Total revenues of $15 million to $16 million

•      Total expenses of $42 million to $43 million, of which we estimate approximately $6.0 million to $6.5 million will be non-cash, stock-based compensation expense

•      Net loss of $26 million to $27 million

•      Basic and diluted net loss of $0.84 to $0.87 per share

•      Net cash used in operating activities of less than $12 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-680-0865, and international callers should dial 617-213-4853, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 63949108.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=P9BHNNN7P.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2009 financial results and anticipated financial condition; the potential future payments and royalties that we may receive under the Company’s sweet enhancer collaboration agreement with Firmenich; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973, S2383 and other sweetness enhancers; Senomyx’s ability or Firmenich’s ability to commercialize S2383 when anticipated and market acceptance of S2383; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to confirm the role of SNMX-29 or other proteins in the perception of salt taste and to successfully complete development activities for bitter blockers, S6973 and other sweetness enhancers and flavor ingredients; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on current terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,157	$4,035	$10,635	$13,670

Operating expenses:
Research and development (including $514, $516, $1,472 and $1,740, respectively, of non-cash stock-based compensation)	6,967	7,656	22,397	23,942
General and administrative (including $1,006, $942, $3,067 and $3,021, respectively, of non-cash stock-based compensation)	3,522	3,106	9,992	9,824
Total operating expenses	10,489	10,762	32,389	33,766

Loss from operations	(6,332)	(6,727)	(21,754)	(20,096)

Other income	167	248	201	1,117

Net loss	$(6,165)	$(6,479)	$(21,553)	$(18,979)

Basic and diluted net loss per share	$(0.20)	$(0.21)	$(0.70)	$(0.62)

Weighted average shares used in computing basic and diluted net loss per share	30,968	30,617	30,883	30,580

Condensed Balance Sheets

(in thousands)

	September 30, 2009	December 31, 2008
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$33,007	$40,106
Other current assets	823	942
Property and equipment, net	11,289	13,418
Total assets	$45,119	$54,466

Accounts payable, accrued expenses and other current liabilities	$5,128	$5,908
Deferred revenue	10,764	2,284
Leasehold incentive obligation	7,321	8,062
Deferred rent	1,373	1,272
Stockholders’ equity	20,533	36,940
Total liabilities and stockholders’ equity	$45,119	$54,466